UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

The Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51018

Delaware	23-3016517
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

409 Silverside Road

Wilmington, DE 19809

(Address of principal executive offices, including zip code)

302-385-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On April 1, 2009, The Bancorp, Inc. (“Bancorp”) entered into a Stock Purchase Agreement (the “SPA”) with American Home Mortgage Holdings, Inc. (“Holdings”) and its wholly-owned subsidiary, American Home Bank, a federal savings association (the “Bank”) to acquire all of the outstanding shares of capital stock of the Bank (the “Acquisition”). The total consideration will be cash in the amount of (i) the Bank’s tangible net book value (generally defined in the SPA as stated book value minus goodwill and other adjustments set forth in the SPA), less (ii) $1 million if the Acquisition closes before July 31, 2009, and less (iii) $900,000 to be held in escrow pending receipt of acknowledgements from government agencies that they will not seek to collect amounts due from the Bank relating to certain tax liabilities. Bancorp expects the purchase price to be between $7 and $11 million. Consummation of the Acquisition, which Bancorp expects will occur on or before July 31, 2009, is subject to customary conditions, including receipt of required approvals of applicable governmental agencies, including the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, and that, following the date of the SPA, no material adverse effect shall have occurred with respect to the Bank or its subsidiaries. There can be no assurance that all of the closing conditions to the Acquisition will be satisfied.

Unless the SPA is extended by agreement of both Bancorp and Holdings, it will terminate on September 30, 2009. If closing has not taken place by September 30, 2009 and required approvals of applicable governmental agencies have not been obtained, Bancorp has the unilateral right to extend the termination date by 30 days by delivering to Holdings a written notice and a non-refundable deposit of $1 million (the “Extension Payment”). If the Acquisition is consummated after the SPA has been extended in this manner, the purchase price will be reduced by one-half of the amount of the Extension Payment. Bancorp may elect to extend termination a maximum of three times, by paying three separate Extension Payments.

Consummation of the Acquisition was also subject to approval of the sale of Bank by the United States Bankruptcy Court. On August 6, 2007, Holdings and certain of its affiliates (not including Bank) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On May 15, 2009, the United States Bankruptcy Court for the District of Delaware issued an order (the “Order”) approving the SPA and permitting transfer by Holdings of all of the capital stock of Bank, free and clear of all liens, claims, encumbrances and other interests. The Company has the right to terminate the SPA if the Order is modified in any way materially adverse to the Company or if the Order becomes subject to a stay of effectiveness.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SPA filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 4, 2009 Bancorp issued a press release related to the foregoing. A copy of this press release is attached as Exhibit 99.1 and is being furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Stock Purchase Agreement dated as of April 1, 2009, by and among The Bancorp, Inc., American Home Mortgage Holdings, Inc. and American Home Bank. Schedules and exhibits to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

99.1	Press Release

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bancorp, Inc.

Date: June 4, 2009	By:	/s/ Martin F. Egan
Martin F. Egan
Chief Financial Officer, Senior Vice President and Secretary

Exhibit Index

Exhibit No.	Description
EX-2.1	Stock Purchase Agreement
Ex 99.1	Press Release